Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Fiona Abolade

VCampus Corporation

(703) 654-7221

fabolade@vcampus.com

VCAMPUS BUILDS REVENUE MOMENTUM IN THIRD QUARTER ON THE STRENGTH OF NEW SELECT PARTNER SALES

Select Partner™ course sales and development services expected to add to revenue growth in the third quarter of 2005

RESTON, VA, September 20, 2005 - VCampus Corporation (NASDAQ: VCMP), a provider of comprehensive e-Learning publishing and hosting services to corporations, government agencies, professional associations and credentialing organizations, today announced the company’s financial outlook for the third quarter of 2005.

Highlights:

•                  Total revenues from Select Partners™ in the third quarter are expected to grow by over 70% compared to the second quarter of 2005

•                  Select Partner revenues, as a percent of total revenues, are expected to grow from 17% in the second quarter to 27% in the third quarter of 2005

•                  Total revenues in the third quarter are expected to grow by 35% over the year earlier period, the third quarter of 2004

•                  The Company launched its first online courses for three Select Partners and completed a major expansion in the course library of a fourth Select Partner.

In addition, the company noted that over the past two quarters, the Select Partner revenue mix has been expanded to include not only tuition revenues from online certification and continuing education courses developed by VCampus, but also the following:

•                  Tuition revenues from Select Partner online courses updated and converted by VCampus for delivery on its custom platform

•                  Tuition revenues from Select Partners offering VCampus’ legacy library of courses for Continuing Professional Education (CPE) credits to their members

•                  Professional services revenues from Select Partners, primarily for course development

The company reports total revenues from Select Partners as the aggregate of the sources of revenues described above.

“I am delighted that this quarter will add to the revenue momentum of our Select Partner model.  Now that we have launched courses through an additional three partners, which are additive to the revenue generating partners we had in the second quarter, you see not only the potential for increased future revenues, but also that the Select Partner Program continues to grow,” said Nat Kannan, Chairman and CEO of VCampus Corporation.

“The addition of the new Select Partner revenue stream of professional services for course development not only affords us the opportunity to increase revenues, but it also lowers our risk, because such revenues can help us offset our upfront publishing costs,” said Christopher Nelson, Chief Financial Officer. “I expect to see these services revenues continue as we market our shared risk model.”

About VCampus®
VCampus Corporation (NASDAQ: VCMP), a provider of comprehensive e-Learning services, helps organizations that offer professional certifications and credentials unlock the value of their traditional branded course content.  Through its innovative Select

Partner™ Program, VCampus repurposes value-added training content for online delivery to enhance and support professional development programs.  The Select Partner Program provides custom course development, publishing, hosting, e-commerce, reporting, account support and marketing services. With over a decade of e-Learning experience, VCampus has delivered 3.0 million courses to 950,000 desktops/users in associations, non-profits, corporations, government agencies and higher education institutions. VCampus distributes a courseware library of more than 3,400 web-based courses. VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” is a registered trademark and “Select Partner” is a trademark of VCampus Corporation.

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion or scheduled product launch dates are forward-looking, and words such as “anticipates,” “believes,” “could,” “estimate,” “designed to,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or of our financial position or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) uncertainties regarding the successful implementation of our Select Partner Program or the timely release of products; (4) growing competition; and (5) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of ‘‘Risk and Uncertainties’’ in our Annual Report on Form 10-K for the year ended December 31, 2004 and other SEC filings.